Exhibit 10.1

FUNDING AGREEMENT

This Funding Agreement and its Exhibits (this “Agreement”) is entered into effective as of December 29, 2010 (the “Effective Date”), by and among COMPUGEN LTD., an Israeli company with offices at 72 Pinchas Rosen Street, Tel Aviv, 69512, ISRAEL (“Compugen” or the “Company”), and BAIZE INVESTMENTS (ISRAEL) LTD., a private company organized under the laws of Israel No. 51-430159-1, c/o Arad & Co., 1 Kermenizki St., Tel-Aviv Israel 67899  (“Investor”).  Compugen and Investor are each a “Party” to this Agreement and, collectively, are the “Parties” to this Agreement.

RECITALS

WHEREAS, Investor has accepted Compugen's offer to participate in the financing of Compugen’s Pipeline Program which has the goal of providing novel therapeutic product candidates for unmet medical needs and in that regard has agreed to provide Compugen with an amount of five million U.S. dollars ($5,000,000) (the “Funding Amount”) for the consideration, and under the terms, set forth in this Agreement; and

WHEREAS, included in the Compugen discovered molecules selected for inclusion in the Pipeline Program are the molecules set forth in Exhibit A hereof (the “Designated Product Candidates”);

NOW, THEREFORE, for valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

For all purposes of this Agreement, the following terms shall have the following respective meaning:

1.1.
“Annual Report” shall mean an annual report containing a summary report for each Designated Product Candidate, providing general information with respect to what research was conducted by Compugen since the Effective Date or the prior Annual Report (as applicable), and what is planned to be undertaken during the remainder of the current calendar year. The Annual Report shall also contain general information as to any commercialization efforts taken (and planned to be taken) and agreements reached (and planned to be reached) in respect of the Designated Product Candidate during the period covered by such report. The Annual Report shall be duly signed by either the CEO, CFO or COO of Compugen and shall be subject to the confidentiality provisions hereof.

1.2.	“Business Day” shall mean any day on which banks in Israel and Canada are open and execute foreign exchange transactions.

1.3.	“Cash Consideration” shall mean the Development Fees and the Post-Marketing Fees.

1.4.
“Compugen Warrant” shall mean a warrant setting forth the right of the Investor to purchase Ordinary Shares for an exercise price of six U.S. dollars ($6) per Ordinary Share, to be exercised no later than June 30, 2013, in the form attached hereto as Exhibit B.

1.5.
“Development Cash” shall mean (i) all cash (and cash equivalent) consideration received by Compugen from third parties on or prior to December 31, 2020 with respect to fees, research revenues, milestone payments and any similar payments related to a Designated Product Candidate prior to the commencement of marketing of such Designated Product Candidate on a country by country basis worldwide, minus (ii) Pass-Through Amounts.

1.6.
“Development Fees” shall mean fees payable by Compugen to the Investor in respect of Development Cash, which shall equal ten percent (10%) of Development Cash, until Investor has received a total cumulative amount of fifteen million U.S. dollars ($15,000,000) from such Development Fees, and five percent (5%) thereafter until and including December 31, 2020.

1.7.	“FDA” shall mean the U.S. Food and Drug Administration, or a similar regulatory agency in either Israel, the UK, Spain, France, Italy, Germany or Japan.

1.8.
“New Financing” shall mean a new financing arrangement of any type whereby (i) Compugen obtains commitments of cash equal to, or greater than, fifteen million U.S. dollars ($15,000,000) and (ii) such arrangement includes participation rights to the participants in such arrangement in any form, in more than ten (10) Compugen discovered molecules, including at least three (3) of the Designated Product Candidates. For the avoidance of doubt, if requirements (i) and (ii) of this Section 1.8 are not met at the time of closing of such arrangement, then such arrangement shall no longer be considered a New Financing for the purposes of this Agreement.

1.9.	“New Financing Term Sheet” shall mean a term sheet setting forth the principle terms of a New Financing.

1.10.	“New Financing Preliminary Notice” shall mean a written notice from Compugen to Investor with respect to a possible New Financing.

1.11.	“New Financing Final Notice” shall mean a written notice from Compugen to Investor that Compugen anticipates the closing of a New Financing within the following 45 day period.

1.12.	“Ordinary Shares” shall mean Ordinary Shares of the Company, par value New Israeli Shekels 0.01 per share.

1.13.
“Pass-Through Amounts” shall mean out-of-pocket cash payments by Compugen to subcontractors directly related to a Designated Product Candidate, provided that such cash payments are incurred by Compugen following the closing of the third party agreement giving rise to the cash consideration received by Compugen on which the related Development Fees or Post-Marketing Fees are based.  For the avoidance of doubt, each such Pass-Through Amount shall be subject to only one recovery by Compugen. By way of example only, the same Pass-Through Amount shall not be deductible from both Development Fees and Post-Marketing Fees. Reimbursement of out-of-pocket cash payments by Compugen to subcontractors incurred by Compugen prior to the closing of the third party agreement giving rise to the cash consideration on which the related Development Fees or Post-Marketing Fees are based, shall not be considered as Pass-Through Amounts for the purposes of this Agreement.

1.14.	“Pipeline Program” shall mean Compugen's program for the prediction, selection, validation and initial development of Compugen discovered molecules for use as therapy to meet unmet medical needs.

1.15.
“Post-Marketing Fees” shall mean, fees payable by Compugen to the Investor, constituting ten percent (10%) of all cash consideration received by Compugen from third parties with respect to the  marketing of a Designated Product Candidate on a country by country basis until December 31, 2030, minus Pass-Through Amounts.

2.	PAYMENT OF THE FUNDING AMOUNT, CLOSING.

2.1.
Subject to the terms and conditions of this Agreement, Investor agrees to pay, at the Closing (as defined below), by wire transfer to the Company, or in a manner as shall otherwise be agreed upon by Investor and the Company, the Funding Amount, and in consideration for the receipt of such Funding Amount the Company agrees to provide to Investor the consideration set forth in Section 3 hereof.

2.2.
The closing of the transactions contemplated hereby (the “Closing”) shall take place within no later than five (5) Business Days after the Effective Date, or at such other time agreed to by Compugen and Investor.

3.	CONSIDERATION.

3.1.
 Without prejudice to any other obligation of Compugen and any other right of Investor hereunder, in consideration for, and against, the payment of the Funding Amount and subject to the provisions of this Agreement, Investor shall receive from Compugen:

3.1.1.	The Compugen Warrant to purchase five hundred thousand (500,000) Ordinary Shares and any additional Compugen Warrants which may be provided in accordance with the provisions of Section 3.7 below.

3.1.2.	An entitlement to receive the Development Fees.

3.1.3.	An entitlement to receive the Post Marketing Fees.

3.1.4.	An entitlement to receive the Annual Reports and the payment reports mentioned in Section 3.3 below.

3.2.
Compugen shall issue to Investor the Annual Reports not later than January 31st of each year.  However, the first Annual Report shall be issued by July 31, 2011 and the second Annual Report shall be issued no later than January 31, 2012.  Each Annual Report shall set forth the status of the then existing Designated Product Candidates as of prior to December 31st.

3.3.
All payments of Cash Consideration pursuant to 3.1.2 and 3.1.3 above shall be made quarterly within 120 days following the end of each calendar quarter, provided however that the first payment (if applicable) shall be made on March 31, 2012 with respect to the entire year of 2011. At the time of payment, such payments shall be in total only and not identified by Designated Product Candidate (but shall be paid together with a validity report signed by the CFO of the Company). At Investor's request no later than two years following each such payment, Investor will have an audit right at Compugen’s premises, to be performed by a recognized accounting firm (chosen by Investor) during normal business hours and subject to the signature of a customary confidentiality undertaking.  The cost of such auditing shall be borne by Investor, unless a deficiency of more than 2% is found, in which event Compugen shall bear all reasonable auditing costs. Within thirty (30) days of such auditing, the Party which either received an excessive amount, or paid an amount lower than required, according to the auditing, shall pay the appropriate amount, provided that if such payment is made by Compugen it shall be paid together with interest at an annual rate of five percent (5%) from the due date and until actual payment hereunder.

3.4.
At any time prior to June 30, 2011 (the “Exchange Window” subject to extension pursuant to 3.7), in the event Compugen obtains  indications of interest of a possible New Financing, Compugen shall issue to Investor a New Financing Preliminary Notice which shall include the New Financing Term Sheet.  Within 20 days of receipt of such New Financing Preliminary Notice, Investor shall inform Compugen in writing and in good faith whether, based on such New Financing Term Sheet, Investor intends to Opt-Out as that term is defined in Section 3.6, provided that such intention shall be non-binding.

3.5.
At any time during the Exchange Window, Compugen shall have the right to issue a New Financing Final Notice, which shall include a draft of the investment agreement for such New Financing.  In the event that subsequent to issuing such New Financing Final Notice, the terms and conditions for such New Financing as set forth in such investment agreement are materially changed, unless the Investor agrees otherwise, such New Financing Final Notice shall no longer be applicable and a new New Financing Final Notice will be required.  For avoidance of doubt, Compugen shall be bound to send Investor a New Financing Final Notice in accordance with the above provisions prior to the closing of any New Financing.

3.6.
In the event that Compugen issues a New Financing Final Notice then unless Compugen receives the Opt-Out Notice as defined below (or Investor exercises the Exchange Option as set forth in Section 3.8), the Investor shall be obligated at the time of closing of such New Financing to exchange the Cash Consideration for such rights and other consideration received by investors under the terms and conditions of the New Financing, which shall apply to Investor on a pro-rata basis (as if Investor had invested $5,000,000 in such New Financing on the same terms as the other investors in such New Financing), provided, however, that, at any time during the twelve (12) Business Day period following such New Financing Final Notice (the “Opt-Out Notice Period”), Investor may give written notice to Compugen (the "Opt-Out Notice") that it wishes to exchange the Cash Consideration for a cash  amount equal to the Funding Amount (rather than to the terms of the New Financing), and in such event Investor shall receive such Funding Amount from the Company no later than five (5) Business Days after the closing of the New Financing.  Unless the Investor agrees otherwise, in the event that such closing of the New Financing does not occur within 45 days of such New Financing Final Notice, such New Financing Final Notice and any Opt-Out Notice shall become null and void as if such notices were never given.

3.7.
Compugen may, at its sole discretion, extend the period during which it shall be entitled to issue the New Financing Final Notice past June 30, 2011 on a month to month basis until December 31, 2011, by:  (i) serving written notice to extend for one month before June 30, 2011 and before the end of each following month for which right to issue is extended; and (ii) together with each such  notice  providing Investor with an additional Compugen Warrant, with each such additional Compugen Warrant covering the right to purchase 83,333 Ordinary Shares. For avoidance of doubt Investor shall maintain the right to issue an Opt-Out Notice also in the event Compugen exercises its rights under this Section 3.7.

3.8.
Notwithstanding the above, Investor may, at any time before June 30, 2013 (including during the twelve (12) Business Day period following the issuance of the New Financing Final Notice) provide a written notice (the “Exchange Option Notice”) of its intention to exchange all of its rights to receive the full Cash Consideration for 833,334 Ordinary Shares without any further consideration required to be paid by the Investor to Compugen in connection therewith (the right to provide the Exchange Option Notice and instead receive such 833,334 Ordinary Shares, the “Exchange Option”). In the event that the Investor exercises the Exchange Option and provides the Exchange Option Notice, the Company shall, within twenty (20) Business Days, issue to the Investor the 833,334 Ordinary Shares.  It is the intention of the parties hereto that the issuance to the Investor of the Exchange Option pursuant to the provisions hereof shall commence the Investor’s holding period with respect to the 833,334 Ordinary Shares issuable upon the exercise thereof under Rule 144 (“Rule 144”), paragraph (d)(3)(ii), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and that upon the lapse of six months following the date of Closing, the Investor shall be permitted to publicly resell such 833,334 Ordinary Shares upon exercise of the Exchange Option in accordance with Rule 144 (assuming that the Investor is not then, nor in the 3 months preceding such time, an “affiliate” of the Company (as defined in Rule 144(a)(1)) and that the Company is then current in its reports under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  To the extent that the Investor is unable to rely upon Rule 144 for the public resale of such 833,334 Ordinary Shares, the Company shall exercise commercially reasonable efforts to promptly file a resale registration statement pursuant to the Securities Act within the following 90 day period to enable the public disposition by the Investor of such 833,334 Ordinary Shares.

3.9.
Compugen hereby discloses to Investor, and Investor hereby acknowledges such disclosure, that Compugen is currently contemplating a New Financing arrangement to provide financing for, among other purposes, the costs of supporting the Pipeline Program post 2012 and Compugen intends to begin to approach potential investors in early 2011.

3.10.
For the avoidance of doubt, in the event of either (i) the closing of a New Financing following the issuance by Compugen of a New Financing Notice pursuant to Section 3.6 above, or (ii) receipt by Investor of the Funding Amount as set forth in Section 3.6 above, or (iii) receipt by Investor of the 833,334 Ordinary Shares pursuant to Section 3.8 above,

3.10.1.	Investor shall not be entitled to receive any additional Cash Consideration based on cash received by Compugen subsequent to the date of such event.

3.10.2.	Investor shall not be entitled to receive any Further Annual Reports.

3.10.3.	All Compugen Warrants issued or to be issued to Investor shall remain outstanding in full with no change to their terms or conditions.

3.10.4.
Other than with respect to the Compugen Warrants and any Compugen obligation related to the period until the occurrence of any of the above events, Compugen shall have no further financial or other obligations to Investor.

3.11.
The Parties acknowledge that their primary assumption in establishing the amount of 10% as the appropriate percentage for calculating the Cash Consideration for each Designated Product Candidate was that each such Designated Product Candidate would be licensed out to a third party and further developed and commercialized at such third party’s sole expense, prior to, at, or shortly after filing an investigational new drug application with the FDA. Therefore, any other provision contained herein notwithstanding, in the event that Compugen actively and significantly participates in the development of a Designated Product Candidate past the date of filing an IND (which includes any manufacturing and/or marketing,  none of which are anticipated by Compugen at the date hereof), upon Compugen's request, the Parties shall negotiate, promptly and in good faith, appropriate adjustments or an alternative to the Cash Consideration for such Designated Product Candidate, which shall be adequate and appropriate in the circumstances but in no event shall be reasonably anticipated to have a lesser economic value to the Investor than the Cash Consideration for such Designated Product Candidate ("Alternative Consideration") which would have been received by the Investor under the original terms given the primary assumption as stated above.  If the Parties should fail, within a negotiating period of sixty (60) days (with either Party having the right, on a thirty (30) day notice, to initiate such negotiating period) to reach an agreement as to such Alternative Consideration, the Parties shall (i) first, immediately and no later than one (1) Business Day following such sixty day period embody in writing to the other Party, their respective last proposals to the other Party ("Final Proposals"), and (ii) immediately thereafter submit the issue to a mutually agreed upon industry expert, who shall determine, within sixty (60) days from submission, the Alternative Consideration, and the decision of such independent industry expert shall be final and binding upon the Parties. The independent industry expert may choose only between the two Final Proposals made by the Parties (“baseball arbitration”) and may not impose a third, independent decision.  In the event that the Parties should approach an industry expert in accordance with the provisions of this Section 3.11, each Party shall incur its own expenses in connection with such proceedings, provided, however, that the Parties shall pay in equal shares the fees of such industry expert.

3.12.
If at any time the Company shall issue to the Investor Ordinary Shares pursuant to this Agreement (whether in connection with an exercise of a Compugen Warrant or otherwise), then and without derogating of any liability imposed on it by prevailing securities laws and regulations, the Company shall promptly and at its cost and expense register such Ordinary Shares for trading on the Tel-Aviv Stock Exchange ("TASE"), as long as the Company's Ordinary Shares are traded on the TASE.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Investor, as follows:

4.1.	Organization of the Company.

The Company is duly organized, validly existing and has the requisite power and authority to own its properties and to carry on its business as currently conducted.

4.2.	Authority.

The Company has taken any and all action necessary under all applicable legal requirements and the Company's Articles of Association ("Articles") and has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby and, assuming the due authorization, execution and delivery by Investor, this Agreement constitutes the Company's valid and binding obligations, enforceable against the Company it in accordance with its terms.

4.3.	Consents.

Except as otherwise required by applicable securities laws, the execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby, will not require Company to obtain or deliver any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any governmental entity.

4.4.	The Ordinary Shares Issued upon Exercise of Warrants.

The Ordinary Shares, when issued, delivered and paid for with respect to any warrant granted to Investor pursuant to this Agreement, in the manner set forth in the Warrant Form, or when issued under Section 3.6 hereof, will be validly issued, fully paid, nonassessable, free and clear of all liens and duly registered in the name of Investor in the Company’s share register. On the Closing, the Company shall have reserved from its duly authorized share capital the maximum number of Ordinary Shares which may be issued under this Agreement. The Ordinary Shares that may be issued hereunder will have the rights, preferences, privileges and restrictions set forth in the Articles.  The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not obligate the Company to issue any Ordinary Shares or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security.  It is the intention of the parties that the issuance to the Investor of the Compugen Warrants shall commence the Investor’s holding period with respect to the Ordinary Shares issuable upon the exercise thereof under Rule 144, paragraph (d)(3)(ii), assuming that the Investor elects to exercise such Compugen Warrants pursuant to the “net (or cashless) exercise” procedure, and that upon the lapse of six months following the issuance of each Compugen Warrant, the Investor shall be permitted to publicly resell the Ordinary Shares underlying such Compugen Warrant upon exercise thereof, without volume limitation, in accordance with Rule 144 (assuming that the Investor is not then, nor in the 3 months preceding such time, an “affiliate” of the Company (as defined in Rule 144(a)(1)) and that the Company is then current in its reports under the Exchange Act).  To the extent that the Investor is unable to rely upon Rule 144 for the public resale of such underlying Ordinary Shares, the Company shall exercise commercially reasonable efforts to promptly file a resale registration statement pursuant to the Securities Act within a 90 day period to enable the public disposition by the Investor of all such underlying Ordinary Shares.

4.5.	No Conflict.

The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Company's Articles, (ii) any material law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its material properties is bound or affected, (iii) any material contract, or (iv) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company.

4.6.	Litigation.

There are no actions, suits, claims, injunctions, decrees, orders, judgments or legal proceedings of any nature pending, or, to the knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacities as such, which may affect the Company's power to enter into this Agreement or to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF INVESTOR.

Investor hereby represents and warrants to the Company as follows:

5.1.	Power and Authority.

Investor has legal and corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Company, constitute its valid and binding obligations, enforceable against Investor in accordance with its terms.

5.2.	Consents.

The execution and delivery by Investor of this Agreement and the consummation of the transactions contemplated hereby, will not require Investor to obtain or deliver any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any governmental entity.

5.3.	Experience; Accredited Investor.

5.3.1.
Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to an investment decision like that involved in the investment in the Company contemplated by this Agreement, without limitation of the Company’s representations and warranties included herein, has requested, received, reviewed and considered all information Investor deems relevant in making an informed decision to enter into this Agreement and perform the transactions contemplated hereby, and has had the opportunity to ask questions of and receive answers from the Company concerning such information;

5.3.2.
Investor is and/or will be acquiring the Ordinary Shares and/or warrants issued hereunder for its own account with no present intention of distributing any of such Ordinary Shares and/or warrants, and it does not have any current arrangement or understanding with any other persons regarding the distribution of such securities (this representation and warranty not limiting Investor's right to sell or distribute in compliance with the Securities Act, and the rules and regulations thereunder); and

5.3.3.	Investor is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act.

5.4.	Available Funds.

Investor has sufficient funds in its possession to permit it to provide the Funding Amount to the Company and to perform its obligations under this Agreement.

6.	INVENTIONS

Investor agrees that all information, improvements, inventions, formulae, processes, techniques, know-how and data, and all related intellectual property, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned in connection with any of the Designated Candidate Products (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data, and all related intellectual property, are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt, creation or invention as applicable, shall be considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions.

7.	GENERAL PROVISIONS.

7.1.
Term and Termination. Unless earlier terminated by the Parties, or expiration in accordance with the terms hereof, the term of this Agreement will commence on the Effective Date and continue until the first to occur of:

7.1.1.	Closing of the exchange of Investor rights hereunder with the New Financing terms pursuant to Section 3.6 above;

7.1.2.	Receipt by Investor of the Funding Amount pursuant to the sending of an Opt-Out Notice as set forth in Section 3.6 above;

7.1.3.	Receipt by Investor of the 833,334 Ordinary Shares pursuant to Section 3.8 above; or

7.1.4.	December 31, 2030,

provided that any provision hereof that, according to the terms hereof, is to expire on an earlier date, shall expire on such earlier date and provided further that the terms of Company Warrants granted to Investor hereunder and any rights prevailing during the period until such termination shall not be affected by such termination.

7.2.	Assignment.

7.2.1.
Except as provided in this Agreement, neither Party may delegate, assign, transfer or attempt to delegate, assign or transfer this Agreement or its rights or obligations under this Agreement without the prior written consent of the other Party, and any assignment without such consent shall constitute a material breach of this Agreement and have no force or effect, provided, however, that for purposes of this Agreement, a change of control, merger, reverse merger or similar transaction of a Party shall not be deemed to be an assignment of this Agreement.

7.2.2.
Notwithstanding the above prohibition of assignment or transfer, (i) Compugen may assign any rights related to the Designated Product Candidates in connection with any participation, joint venture, partnership or any other cooperation with third parties in connection with the development, marketing, selling, commercialization or any other activity it deems necessary or advisable in connection with any of the Designated Product Candidates, it being clarified for avoidance of doubt that such assignment or transfer shall be subject and without impairment to the Investor's rights against Compugen hereunder, including without limitation, the right for Cash Consideration and (ii) Investor may freely transfer and assign any Company Warrants obtained by it pursuant to this Agreement, provided such transfer or assignment is in compliance with and consistent with applicable securities law. A Party shall promptly notify the other Party in writing of any assignment made hereunder.

7.3.	Confidentiality.

Investor and any successor or assignee thereof, who received or receives from the Company or its agents, directly or indirectly, any information concerning the Company, including, without limitation, the Designated Product Candidates, which the Company has not made generally available to the public, acknowledges and agrees that such information is confidential, and further agrees that, for so long as such information is not public, it will neither use such information for any purpose other than in connection with the consummation of its rights pursuant to this Agreement and the transactions contemplated hereby, nor will it disseminate such information to any person other than the representatives and advisors of Investor who have a need to know such information for purposes of effecting the transaction contemplated by this Agreement, provided that such persons to whom Investor has given access to the Company's confidential information are bound by similar confidentiality obligations to those set forth herein.  If this Agreement is terminated by any of the Parties, for any reason whatsoever, (a) at the Company’s request, Investor shall immediately return to the Company any and all non-public information received from the Company or their respective advisors in connection with the transactions contemplated hereby (but shall be entitled to retain for archival purposes and protection of his interests one copy of any report received from Compugen hereunder) and shall so confirm to the Company by a written certificate executed by Investor; and (b) the Confidentiality provisions of this Section 7.3 shall remain in full force and effect and binding on Investor.

7.4.	Notices.

All notices required to be given under this Agreement shall be in writing, by mail, courier or hand delivery to the addresses which may be designated by each Party from time to time in a writing complying with this Notice provision, and shall be deemed received on the date confirmed on: (1) the return receipt for certified mail sent return receipt requested; or (2) the receipt for notices sent by Airborne, Federal Express or other reliable overnight courier; or (3) two (2) Business Days following delivery by Facsimile (with receipt of proper transmission).

If to Compugen:

Compugen Ltd.
Pinchas Rosen Street #72
Tel Aviv 69512, Israel
Fax: 03-765-8555
Attention: General Counsel

If to Investor:

c/o Arad & Co.,
1 Kermenizki St.,
Tel-Aviv Israel 67899 Fax. 03-6246999
Attention:  Adv. Ehud Arad

Together with a copy (which shall not constitute a notice) to:

Arad & Co., Law- Office
1 Kermenizki St.
Tel-Aviv 67899, Israel
 Fax. 03-6246999
Attention: Adv. Ehud Arad

7.5.	Governing Law, Forum.

This Agreement shall be exclusively governed by and construed and interpreted according to the laws of the State of Israel, excluding its conflict of law provisions, and be subject to the exclusive jurisdiction of the competent courts of Tel Aviv – Jaffa or Petah-Tikva.

7.6.	No Waiver.

The failure of either Party to enforce any right resulting from breach of any provision of this Agreement by the other Party shall not be deemed to be a waiver of any right relating to a subsequent breach of such provision or any other right. A waiver by A Party shall not be effective unless made in writing and duly signed by its authorized representatives.

7.7.	Severability.

If any provision of this Agreement is rendered invalid under any applicable statute or rule of law, such provision is, to that extent, deemed omitted, and the other provisions of this Agreement shall be enforceable in accordance with their terms.

7.8.	Limitation of Liability.

BOTH PARTIES’ LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES ONLY AND IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY OTHER DAMAGES OF ANY KIND WHATSOEVER BASED ON OR ARISING OUT OF EITHER PARTY’S PERFORMANCE OF OR FAILURE TO PERFORM THE ACTIVITIES DESCRIBED HEREIN (INCLUDING INCIDENTAL, CONSEQUENTIAL AND SPECIAL DAMAGES), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES, PROVIDED THAT SUCH PARTY ACTS IN GOOD FAITH.

7.9.	Force Majeure.

A Party hereunder shall not be liable for any delay in the performance of its duties or responsibilities contained herein that result from acts of God, acts of civil or military authorities, fires, strikes, floods, epidemics, governmental rules or regulations, war, riot, acts of terrorism, or delays in transportation, which are not under its control and which were not foreseen by it, provided that (i) such Party shall promptly notify the other Party in writing on the occurrence of such Force Majeure conditions and their expected duration and (ii) that such Party shall immediately fulfill its delayed duties or responsibilities towards the other Party as soon as such Force Majeure conditions end.

7.10.	Entire Agreement.

This Agreement (together with all its Annexes, Exhibits and Schedules) constitutes the entire understanding and agreement between Investor and Compugen with regard to the subject matter hereof and supersedes all prior agreements, communications, representations and discussions between the Parties, whether written or oral.  Any contrary of conflicting term is hereby rejected.  Any modification or amendment to this Agreement shall be in written form and agreed and duly signed by authorized representatives of Investor and Compugen.  Pricing and benefits offered in this Agreement are not conditioned on any exclusivity or market share commitment.  Furthermore, nothing in this Agreement shall prevent either Party from entering into similar arrangements with third parties.

7.11.	Rules of Construction.

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.12.	Expenses.

Each Party shall be responsible for the payment of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.13.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart.  The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in PDF format or the like shall be sufficient to bind the Parties to the terms and conditions of this Agreement, as an original.

7.14.	Press Release.

Compugen shall make its best efforts to coordinate in advance with Investor, any press release made in connection with this Agreement, subject however, to any legal obligations Compugen may have.

IN WITNESS WEHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

BAIZE INVESTMENTS (ISRAEL) LTD. By: /s/ Murray Goldman Title: Date: December 29, 2010	COMPUGEN LTD. By: /s/ Anat Cohen-Dayag Title: President and Chief Executive Officer Date: December 29, 2010

EXHIBIT A

Designated Product Candidates

EXHIBIT B

Warrant Form